Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration Nos. 333-132370 and 333-132370-01

Offering Summary (Related to the Pricing Supplement No. 2007-MTNDD186, Subject to Completion, Dated October 26, 2007)

Citigroup Funding Inc.

ANY PAYMENTS DUE FROM CITIGROUP FUNDING INC.

FULLY AND UNCONDITIONALLY GUARANTEED BY CITIGROUP INC.

Notes Based Upon Two Baskets of Currencies

Due November 2008

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	No Bank Guarantee

October 26, 2007

Notes Based Upon Two Baskets of Currencies

Due November 2008

This offering summary represents a summary of the terms and conditions of the notes. We encourage you to read the preliminary pricing supplement and accompanying prospectus supplement and prospectus related to this offering.

How The Notes Work

Notes Based upon Two Baskets of Currencies Due November 2008 (the “Notes”) are hybrid investments that combine characteristics of currency and fixed income instruments. Similar to a fixed income investment, these Notes offer investors the safety of 97% principal protection if held at maturity. However, instead of paying periodic interest, the return on these Notes, if any, is paid at maturity and is based upon on the difference between the return of Currency Basket A and the return of Currency Basket B. Currency Basket A is comprised of the Brazilian real, Argentine peso, Indian rupee, South African rand, and Turkish lira. Currency Basket B is comprised of the Swiss franc, Japanese yen, Singapore dollar, Taiwan dollar, and Czech koruna. At maturity the Notes will pay a return, if any to investors when the average percentage change in the value of the Basket A Currencies relative to the U.S. dollar is equal to or greater than the average percentage change in the value of the Basket B Currencies relative to the U.S. dollar. The Notes do not offer current income, which means that you will not receive any periodic interest or other payments on the Notes prior to maturity. The Notes are 97% principal-protected if held to the Maturity Date. As described below, the amount you receive at maturity could be less than your initial investment in the Notes and could be as little as US$970 per Note.

The Notes are currency-linked securities issued by Citigroup Funding Inc. that have a maturity of approximately one year. You will receive at maturity, for each U.S.$1,000 principal amount of Notes you hold, an amount in cash equal to U.S.$970 plus a Supplemental Return Amount, which may be positive or zero. The Supplemental Return Amount will depend on the difference between (i) the Currency Basket A Return, which is the average percentage change in the value of the Basket A Currencies relative to the U.S. dollar from the date on which the Notes are priced for initial sale to the public, which we refer to as the Pricing Date, to the fifth business day before maturity, which we refer to as the Valuation Date, and (ii) the Currency Basket B Return, which is the average percentage change in the value of the Basket B Currencies relative to the U.S. dollar during the same period. The return on your investment in the Notes will be higher if the values of the Basket A Currencies relative to the U.S. dollar outperform the values of the Basket B Currencies relative to the U.S. dollar. Conversely, you will receive only 97% of your initial investment in the Notes if the values of the Basket B Currencies relative to the U.S. dollar outperform the values of the Basket A Currencies relative to the U.S. dollar.

The performance of each of the Basket Currencies is measured by its exchange rate. Each exchange rate reflects the amount of the relevant Basket Currency that can be exchanged for one U.S. dollar. Thus, an increase in a Basket Currency’s exchange rate means that the value of that currency has decreased. For example, if the USDTRY Exchange Rate has increased from 1.00 to 2.00, it means the value of one Turkish lira (as measured against the U.S. dollar) has decreased from US$1.00 to US$0.50. Conversely, a decrease in a Basket Currency’s exchange rate means that the value of that currency has increased.

If the difference between the Currency Basket A Return and the Currency Basket B Return (expressed as a percentage), each of the Currency Basket A Return and the Currency Basket B Return as measured by each relevant exchange rate, from the Pricing Date to the Valuation Date, is greater than approximately 20% to 22% (to be determined on the Pricing Date), the payment you will receive at maturity will equal 97% of your initial investment in the Notes plus the difference between the Currency Basket A Return and the Currency Basket B Return (expressed as a percentage) multiplied by the principal amount of each Note you then hold. If the difference between the Currency Basket A Return and the

Currency Basket B Return (expressed as a percentage), each of the Currency Basket A Return and the Currency Basket B Return as measured by each relevant exchange rate, from the Pricing Date to the Valuation Date, is greater than or equal to zero but less than or equal to approximately 20% to 22% (to be determined on the Pricing Date), the payment you will receive at maturity will be approximately 117% to 119% (to be determined on the Pricing Date) of the principal amount of each Note you then hold. If the difference between the Currency Basket A Return and the Currency Basket B Return (expressed as a percentage), each of the Currency Basket A Return and the Currency Basket B Return as measured by the relevant exchange rate, from the Pricing Date to the Valuation Date, is less than zero, the payment you will receive at maturity will equal only 97% of the principal amount of each Note you then hold. Because the amount you receive at maturity is determined by adding the Supplemental Return Amount (expressed as a percentage) to 97%, not 100%, of the principal amount of the notes, the Supplemental Return Amount, if any, will be offset by an amount equal to 3% of the principal amount of the Notes, or US$30 per note.

These Notes are not a suitable investment for investors who require regular fixed income payments since no payments will be made prior to maturity. These Notes may be an appropriate investment for the following types of investors:

■	Investors looking for exposure to currency-linked investments without substantial risk to their initial investment but who are willing to forego current income.

■	Investors expecting that the Basket A Currencies will outperform the Basket B Currencies over the term of the Notes.

■	Investors who seek to add a currency-linked investment to their portfolio for diversification purposes.

The Notes are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and, as a result of the guarantee, any payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

Capitalized terms used in this summary are defined in “Preliminary Terms” below.

Preliminary Terms

Issuer:	Citigroup Funding Inc.
Security:	Notes Based Upon Two Baskets of Currencies Due November 2008
Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company
Rating of the Issuer’s Obligations:	Aa1/AA (Moody’s/S&P) based upon the Citigroup Inc. guarantee
Principal Protection:	97% if held to the Maturity Date
Pricing Date:	November , 2007
Issue Date:	November , 2007
Valuation Date:	Five business days before the Maturity Date
Maturity Date:	Approximately one year after the Issue Date
Interest:	None
Issue Price:	100% of the principal amount
Payment at Maturity:	For each US$1,000 note, US$970 plus a Supplemental Return Amount, which may be positive or zero
Supplemental Return Amount:

If the Currency Basket A Return minus the Currency Basket B Return (expressed as a percentage) is greater than approximately 20% to 22% (to be determined on the Pricing Date), the product of (i) US$1,000 and (ii) the Currency Basket A Return minus the Currency Basket B Return (expressed as a percentage).

If the Currency Basket A Return minus the Currency Basket B Return (expressed as a percentage) is greater than or equal to zero but less than or equal to approximately 20% to 22% (to be determined on the Pricing Date), the product of (i) US$1,000 and (ii) approximately 20% to 22% (to be determined on the Pricing Date)

If the Currency Basket A Return minus the Currency Basket B Return (expressed as a percentage) is less than zero, the Supplemental Return Amount per note will equal zero.

Currency Basket A Return:	The sum of the weighted Currency Return for each of the Basket A Currencies, expressed as a percentage
Currency Basket B Return:	The sum of the weighted Currency Return for each of the Basket B Currencies, expressed as a percentage
Basket A Currencies:	Brazilian real, Argentine peso, Indian rupee, South African rand and Turkish lira
Basket B Currencies:	Swiss franc, Japanese yen, Singapore dollar, Taiwan dollar, and Czech koruna
Currency Return:	Starting Exchange Rate – Ending Exchange Rate x Allocation Percentage Starting Exchange Rate
Allocation Percentage:	20% for each of the Basket Currencies in each of Basket A and Basket B respectively
Starting Exchange Rate:	Each of the USDBRL, USDARS, USDINR, USDZAR, USDTRY, USDCHF, USDJPY, USDSGD, USDTWD, and USDCZK Exchange Rates on the Pricing Date
Ending Exchange Rate:	Each of the USDBRL, USDARS, USDINR, USDZAR, USDTRY, USDCHF, USDJPY, USDSGD, USDTWD, and USDCZK Exchange Rates on the Valuation Date
USDBRL Exchange Rate	The U.S. dollar/Brazilian real exchange rate in the global spot foreign exchange market, expressed as the amount of Brazilian real per one U.S. dollar, as reported by Bloomberg on page “NDFL” in the Brazil row for a relevant date.

USDARS Exchange Rate	The U.S. dollar/Argentine peso exchange rate in the global spot foreign exchange market, expressed as the amount of Argentine peso per one U.S. dollar, as reported by Bloomberg on Page “NDFL” in the Argentina row, or any substitute page, for a relevant date.
USDINR Exchange Rate	The U.S. dollar/Indian rupee exchange rate in the global spot foreign exchange market, expressed as the amount of Indian rupee per one U.S. dollar, as reported by Bloomberg on Page “NDFF” in the India row, or any substitute page, for a relevant date.
USDZAR Exchange Rate	The U.S. dollar/South African rand exchange rate in the global spot foreign exchange market, expressed as the amount of South African rand per one U.S. dollar. The USDZAR exchange rate will be calculated by the Calculation Agent by dividing the EURZAR exchange rate by the EURUSD rate, each as reported by Bloomberg on Page “ECB3,” or any substitute page, for a relevant date.
EURZAR Exchange Rate	The European Union euro /South African rand exchange rate in the global spot foreign exchange market, expressed as the amount of South African rand per one European Union euro, as reported by Bloomberg on Page “ECB3,” or by any substitute page, for a relevant date.
USDTRY Exchange Rate:	The U.S. dollar/Turkish lira exchange rate in the global spot foreign exchange market, expressed as the amount of Turkish lira per one U.S. dollar. The USDTRY exchange rate will be calculated by the Calculation Agent by dividing the EURTRY exchange rate by the EURUSD exchange rate, each as reported by Bloomberg on page”ECB3,” or any substitute page, for a relevant date.
EURTRY Exchange Rate	The European Union euro/Turkish lira exchange rate in the global spot foreign exchange market, expressed as the amount of Turkish lira per one European Union euro, as reported by Bloomberg on Page “ECB3,” or any substitute page, for a relevant date.
USDCHF Exchange Rate:	The U.S. dollar/Swiss franc exchange rate in the global spot foreign exchange market, expressed as the amount of Swiss franc per one U.S. dollar. The USDCHF exchange rate will be calculated by the Calculation Agent by dividing the EURCHF exchange rate by the EURUSD exchange rate, each as reported by Bloomberg on Page “ECB3,” or any substitute page, for a relevant date.
EURCHF Exchange Rate	The European Union euro/Swiss franc exchange rate in the global spot foreign exchange market, expressed as the amount of Swiss franc per one European Union euro, as reported by Bloomberg on Page “ECB3,” or any substitute page, for a relevant date.
USDJPY Exchange Rate:	The U.S. dollar/Japanese yen exchange rate in the global spot foreign exchange market, expressed as the amount of Japanese yen per one U.S. dollar. The USDJPY exchange rate will be calculated by the Calculation Agent by dividing the EURJPY exchange rate by the EURUSD exchange rate, each as reported by Bloomberg on Page “ECB3,” or any substitute page, for a relevant date.
EURJYP Exchange Rate	The European Union euro/Japanese yen exchange rate in the global spot foreign exchange market, expressed as the amount of Japanese yen per one European Union euro, as reported by Bloomberg on Page “ECB3,” or any substitute page, for a relevant date.
USDSGD Exchange Rate:	The U.S. dollar/Singapore dollar exchange rate in the global spot foreign exchange market, expressed as the amount of Singapore dollar per one U.S. dollar. The USDSGD exchange rate will be calculated by the Calculation Agent by dividing the EURSGD exchange rate by the EURUSD exchange rate, each as reported by Bloomberg on Page “ECB3,” or any substitute page, for a relevant date.
EURSGD Exchange Rate	The European Union euro/Singapore dollar exchange rate in the global spot foreign exchange market, expressed as the amount of Singapore dollar per one European Union euro, as reported by Bloomberg on Page “ECB3,” or any substitute page, for a relevant date.

USDTWD Exchange Rate:	The U.S. dollar/Taiwan dollar exchange rate in the global spot foreign exchange market, expressed as the amount of Taiwan dollar per one U.S. dollar, as reported by Bloomberg on Page “NDFF” in the Taiwan row, or any substitute page, for a relevant date.
USDCZK Exchange Rate	The U.S. dollar/Czech koruna exchange rate in the global spot foreign exchange market, expressed as the amount of Czech koruna per one U.S. dollar. The USDCZK exchange rate will be calculated by the Calculation Agent by dividing the EURCZK exchange rate by the EURUSD exchange rate, each as reported by Bloomberg on Page “ECB3,” or any substitute page, for a relevant date.
EURCZK Exchange Rate	The European Union euro/Czech koruna exchange rate in the global spot foreign exchange market, expressed as the amount of Czech koruna per one European Union euro, as reported by Bloomberg on Page “ECB3,” or any substitute page, for a relevant date.
Denominations:	Minimum denominations and increments of US$1,000
Listing:	None
Agent’s Discount:	0.00%
Sales Commission Earned:	$ per Note for each Note sold by a Smith Barney Financial Advisor
Calculation Agent:	Citigroup Financial Products Inc.
Business Day:	Any day that (1) is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York or in London, England are authorized or obligated by law or executive order to close and (2) is a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System is open.

Benefits of the Notes

■	Return Potential

The Supplemental Return Amount, if any, payable at maturity is based on the difference between the Currency Basket A Return and the Currency Basket B Return. If the Currency Basket A Return is greater than or equal to the Currency Basket B Return, the Supplemental Return Amount on the Notes will be approximately 20% to 22% (to be determined on the Pricing Date). If the difference between the Currency Basket A Return and the Currency Basket B Return exceeds approximately 20% to 22%, the Supplemental Return Amount on the Notes will be directly linked to that greater amount. However, because the amount you receive at maturity is determined by adding the Supplemental Return Amount to 97%, not 100%, of the principal amount of the notes, the Supplemental Return Amount, if any, will be offset by an amount equal to 3% of the principal amount of the notes, or US$30 per note.

■	Preservation of a Portion of Your Investment

On the Maturity Date, you will receive at least 97% of the principal amount of the Notes you then hold regardless of the performance of the Basket A Currencies and the Basket B Currencies.

■	Diversification

The Notes are based on the performance of the Basket A Currencies relative to the Basket B Currencies and may allow you to diversify an existing portfolio mix of stocks, bonds, mutual funds and cash.

Key Risk Factors for the Notes

■	Only Partial Protection of Your Investment

Unless the Currency Basket A Return is greater than or equal to the Currency Basket B Return, the payment you receive at maturity will be limited to 97% of the principal amount of your initial investment in the Notes, or US$970 for each Note you then hold, in which case your investment in the Notes will result in a loss. This will be true even if the return on the Basket A Currencies is greater than the return on the Basket B Currencies at one or more times during the term of the Notes, but the Currency Basket A Return is less than the

Currency Basket B Return on the Valuation Date. There is no partial principal protection unless you hold the Notes to maturity.

■	The Supplemental Return Amount Will be Offset

The amount you receive at maturity will be determined by adding the Supplemental Return Amount, if any, to 97%, not 100%, of the principal amount of the Notes. Thus, the Supplemental Return Amount, if any, will be offset by an amount equal to 3% of the principal amount of the Notes, or US$30 per Note.

■	Reference to Two Baskets of Currencies May Lower Your Return

Any increase in the values of the Basket A Currencies may be offset by an increase in the values of the Basket B Currencies, thereby resulting in a lower return or no return on your investment. This may be true even if all the currencies in both baskets increase in value relative to the U.S. dollar. In addition, a significant change in the value of one currency but not the other currencies in the same basket relative to the U.S. dollar may be substantially or entirely offset by an opposite change in the value of one or more of the other currencies in the same basket relative to the U.S. dollar during the term of the Notes.

■	No Periodic Payments

You will not receive any periodic payments of interest or any other periodic payments on the Notes.

■	Potential for a Lower Comparable Yield

The Notes do not pay any interest. As a result, unless the Currency Basket A Return is greater than or equal to the Currency Basket B Return, the Payment at Maturity will be equal to only 97% of your initial investment in the Notes and the effective yield on your Notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity.

■	The Values of the Basket Currencies and the U.S. Dollar are Affected by Many Complex Factors

The value of any currency, including the Basket Currencies and the U.S. dollar, may be affected by complex political and economic factors. The value of each of the Basket Currencies relative to the U.S. dollar, as measured by the relevant exchange rate, is at any moment a result of the supply and demand for the relevant currencies and changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the Federative Republic of Brazil, Argentina, the Republic of India, South Africa, the Republic of Turkey, Switzerland, Japan, Singapore, Taiwan, the Czech Republic, and the United States, as well as economic and political developments in other countries. Of particular importance are the relative rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in the Federative Republic of Brazil, Argentina, the Republic of India, South Africa, the Republic of Turkey, Switzerland, Japan, Singapore, Taiwan, the Czech Republic, and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by those and other countries important to international trade and finance.

Foreign exchange rates can either be fixed by sovereign governments or floating. Exchange rates of many nations are permitted to fluctuate in value relative to other currencies. However, governments sometimes do not allow their currencies to float freely in response to economic forces. Governments, including those of the Federative Republic of Brazil, Argentina, the Republic of India, South Africa, the Republic of Turkey, Switzerland, Japan, Singapore, Taiwan, the Czech Republic, and the United States, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments that could change or interfere theretofore freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of other developments affecting the Basket Currencies or the U.S. dollar specifically, or any other currency.

■	Secondary Market May Not Be Liquid

The Notes will not be listed on any exchange. There is currently no secondary market for the Notes. Citigroup Global Markets Inc. and/or other of Citigroup Funding’s affiliated dealers currently intend, but are not obligated, to make a market in the Notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the Notes.

■	Resale Value of the Notes May Be Lower Than Your Initial Investment

Due to, among other things, changes in the value of the Basket Currencies, interest rates and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the Notes may trade at prices below their initial issue price. You could receive substantially less than the amount of your investment if you sell your Notes prior to maturity.

■	Citigroup Inc. Credit Risk

The Notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Notes.

■	Fees and Conflicts

Citigroup Financial Products and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading of the relevant currencies or other instruments, such as options, swaps or futures, based upon the Basket Currencies by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Financial Products’ role as the Calculation Agent for the Notes may result in a conflict of interest.

The Basket Currencies and Exchange Rates

General

The Basket A Currencies are the Brazilian real, Argentine peso, Indian rupee, South African rand, and Turkish lira and the Basket B Currencies are the Swiss franc, Japanese yen, Singapore dollar, Taiwan dollar, and Czech koruna (together, the “Basket Currencies”). Exchange rates are used to measure the performance of each of the Basket Currencies.

The relevant exchange rates are foreign exchange spot rates that measure the relative values of two currencies, the U.S. dollar and the Brazilian real in the case of the USDBRL Exchange Rate, the U.S. dollar and the Argentine peso in the case of the USDARS Exchange Rate, the U.S. dollar and Indian rupee in the case of the USDINR Exchange Rate, the U.S. dollar and the South African rand in the case of the USDZAR Exchange Rate, the U.S. dollar and the Turkish lira in the case of the USDTRY Exchange Rate, the U.S. dollar and the Swiss franc in the case of the USDCHF Exchange Rate, the U.S. dollar and the Japanese yen in the case of the USDJPY Exchange Rate, the U.S. dollar and the Singapore dollar in the case of the USDSGD Exchange Rate, the U.S. dollar and the Taiwan dollar in the case of the USDTWD Exchange Rate, and the U.S. dollar and the Czech koruna in the case of the USDCZK Exchange Rate. Each exchange rate is expressed as an amount of the relevant Basket Currency that can be exchanged for one U.S. dollar. Thus, an increase in the value of any Basket Currency will cause a decrease in its exchange rate, while a decrease in the value of any Basket Currency will cause an increase in its exchange rate.

The Brazilian real is the official currency of the Federative Republic of Brazil.

The Argentine peso is the official currency of Argentina.

The Indian rupee is the official currency of the Republic of India.

The South African rand is the official currency of South Africa.

The Turkish lira is the official currency of the Republic of Turkey.

The Swiss franc is the official currency of Switzerland.

The Japanese yen is the official currency of Japan.

The Singapore dollar is the official currency of Singapore.

The Taiwan dollar is the official currency of the Republic of China within the areas of Taiwan, Penghu, Kinmen, and Matsu.1

The Czech koruna is the official currency of the Czech Republic.

We have obtained all information in this offering summary relating to the Brazilian real, Argentine peso, Indian rupee, South African rand, Turkish lira, Swiss franc, Japanese yen, Singapore dollar, Taiwan dollar, Czech koruna and the relevant exchange rates from public sources, without independent verification. Currently the relevant exchange rates are published in The Wall Street Journal and other financial publications of general circulation. However, for purposes of calculating amounts due to holders of the Notes, the value of each Basket Currency will be determined as described in “Preliminary Terms” above.

[1]	Originally issued by the Bank of Taiwan, it has been issued by the Central Bank of China since 2000.

Historical Data on the Exchange Rates

The following table sets forth, for each of the quarterly periods indicated, the high and low values of each relevant exchange rate, as reported by Bloomberg. The historical data on the relevant exchange rate are not indicative of the future performance of the Basket Currencies or what the value of the Notes may be. Any historical upward or downward trend in any of the relevant exchange rate during any period set forth below is not an indication that the value of the Basket Currencies is more or less likely to increase or decrease at any time over the term of the Notes.

	Basket A Currencies
	USDBRL Exchange Rate		USDARS Exchange Rate		USDINR Exchange Rate		USDZAR Exchange Rate		USDTRY[2] Exchange Rate
	High	Low	High	Low	High	Low	High	Low	High	Low
2002
Quarter
First	2.4691	2.2932	3.2050	1.9917	48.85	48.24	12.3010	10.9600	1.4505	1.3095
Second	2.8593	2.2709	3.8675	2.6733	49.06	48.80	11.2750	9.6925	1.6386	1.2941
Third	3.8949	2.8147	3.7912	3.4967	48.84	48.38	10.9300	9.9300	1.6974	1.6031
Fourth	3.9552	3.4278	3.7608	3.3630	48.45	47.96	10.4950	8.5910	1.6874	1.5247
2003
Quarter
First	3.6623	3.2758	3.3625	2.8710	48.02	47.50	9.0236	7.8832	1.7632	1.5962
Second	3.3359	2.8491	2.9792	2.7485	47.46	46.47	8.2650	7.1212	1.6977	1.4143
Third	3.0740	2.8219	2.9773	2.7582	46.48	45.72	7.8010	6.9853	1.4406	1.3532
Fourth	2.9546	2.8268	2.9898	2.8330	45.94	45.27	7.2134	6.1731	1.5232	1.3654
2004
Quarter
First	2.9878	2.8022	2.9613	2.8550	45.63	43.39	7.3509	6.2448	1.3977	1.3152
Second	3.2051	2.8743	2.9743	2.8037	46.20	43.56	7.0933	6.2298	1.5558	1.3069
Third	3.0747	2.8586	3.0718	2.9382	46.46	45.64	6.7047	5.8948	1.5323	1.4292
Fourth	2.8847	2.6544	2.9913	2.9343	45.92	43.58	6.6263	5.6236	1.5109	1.3445
2005
Quarter
First	2.7621	2.5621	2.9718	2.8893	44.02	43.36	6.3623	5.6188	1.3995	1.2610
Second	2.6598	2.3504	2.9188	2.8650	43.83	43.30	6.9264	5.9723	1.3916	1.3392
Third	2.4656	2.2222	2.9195	2.8592	44.12	43.39	6.9253	6.2458	1.3717	1.3160
Fourth	2.3735	2.1633	3.0523	2.9082	46.33	44.09	6.7945	6.3002	1.3750	1.3436
2006
Quarter
First	2.3460	2.1067	3.0845	3.0305	45.05	44.07	6.3682	5.9673	1.3624	1.3028
Second	2.3711	2.0586	3.0898	3.0367	46.43	44.61	7.5092	5.9634	1.7065	1.3164
Third	2.2188	2.1282	3.1068	3.0658	46.95	45.86	7.7628	6.7480	1.5900	1.4400
Fourth	2.1870	2.1331	3.1072	3.0492	45.84	44.23	7.9445	6.9830	1.5152	1.4153
2007
Quarter
First	2.1556	2.0504	3.1068	3.0553	44.61	43.14	7.5010	6.9307	1.4566	1.3815
Second	2.0478	1.9047	3.1008	3.0722	43.15	40.45	7.3043	6.9160	1.3879	1.2985
Third	2.1124	1.8389	3.1730	3.0915	41.57	39.70	7.4735	6.8177	1.3991	1.2102
Fourth (through October 25, 2007)	1.8284	1.7896	3.1797	3.1470	39.79	39.31	6.9303	6.6000	1.2444	1.1861

The USDBRL Exchange Rate appearing on Bloomberg page “NDFL” on October 25, 2007 was 1.7896.

The USDARS Exchange Rate appearing on Bloomberg page “NDFL” on October 25, 2007 was 3.1797.

[2]

In December 2003, the Grand National Assembly of Turkey passed a law to remove six zeroes from the denomination of the Turkish lira (replacing the previous lira at a rate of 1 new Turkish lira = 1,000,000 old Turkish lira). The change was effective on January 1, 2005. The data in this table and in the graph below have been adjusted to reflect this revaluation.

The USDINR Exchange Rate appearing on Bloomberg page “NDFF” on October 25, 2007 was 39.54.

The USDZAR Exchange Rate, as calculated by dividing the EURZAR exchange rate by the EURUSD exchange rate, each as reported on Bloomberg page “ECB3” on October 25, 2007 was 6.6000.

The USDTRY Exchange Rate, as calculated by dividing the EURTRY exchange rate by the EURUSD exchange rate, each as reported on Bloomberg page “ECB3” on October 25, 2007, was 1.1965.

	Basket B Currencies
	USDCHF Exchange Rate		USDJPY Exchange Rate		USDSGD Exchange Rate		USDTWD Exchange Rate		USDCZK Exchange Rate
	High	Low	High	Low	High	Low	High	Low	High	Low
2002
Quarter
First	1.7179	1.6412	134.81	127.88	1.8518	1.8203	35.123	34.900	37.0751	35.0819
Second	1.6735	1.4758	133.39	118.50	1.8469	1.7612	35.002	33.559	35.0171	29.3404
Third	1.5252	1.4424	123.25	115.71	1.7840	1.7317	34.991	32.975	32.0211	29.1350
Fourth	1.5082	1.3850	125.29	118.61	1.8073	1.7354	35.194	34.384	31.7270	30.1106
2003
Quarter
First	1.4056	1.3235	121.46	116.56	1.7718	1.7260	34.833	34.461	30.2774	28.6661
Second	1.4055	1.2838	120.96	115.95	1.7872	1.7180	35.012	34.505	29.8441	26.3944
Third	1.4236	1.3220	120.54	110.54	1.7649	1.7260	34.583	33.741	30.0610	27.3292
Fourth	1.3745	1.2335	111.11	106.93	1.7460	1.6983	34.235	33.686	27.9517	25.6611
2004
Quarter
First	1.3017	1.2200	112.17	103.87	1.7160	1.6730	33.980	33.081	27.1960	25.3841
Second	1.3139	1.2373	114.83	103.75	1.7279	1.6658	33.791	32.770	27.6552	25.3836
Third	1.2847	1.2247	112.26	108.17	1.7274	1.6872	34.225	33.708	26.5117	25.1217
Fourth	1.2655	1.1326	111.24	102.32	1.6913	1.6337	33.923	31.756	25.6542	22.3427
2005
Quarter
First	1.2215	1.1434	107.49	102.04	1.6570	1.6199	32.202	30.728	23.4794	21.9700
Second	1.2835	1.1803	110.78	104.39	1.6852	1.6352	31.750	31.126	24.9129	23.0212
Third	1.3066	1.2306	113.29	109.02	1.7044	1.6491	33.303	31.650	25.4099	23.1759
Fourth	1.3247	1.2736	121.06	113.49	1.7049	1.6633	33.780	32.865	25.1280	24.1148
2006
Quarter
First	1.3194	1.2591	119.06	113.51	1.6618	1.6138	32.850	31.860	24.5476	23.1072
Second	1.3100	1.1999	118.74	109.36	1.6164	1.5629	32.749	31.419	23.6853	21.8691
Third	1.2581	1.2218	118.02	113.84	1.5960	1.5677	33.045	32.179	22.8016	21.7595
Fourth	1.2719	1.1916	119.61	114.58	1.5907	1.5339	33.306	32.287	22.6417	20.7665
2007
Quarter
First	1.2550	1.2052	122.05	115.36	1.5449	1.5166	33.147	32.345	21.8509	20.7423
Second	1.2450	1.2016	124.06	117.72	1.5436	1.5110	33.415	32.738	21.4995	20.5920
Third	1.2201	1.1689	123.43	113.53	1.5426	1.4857	33.123	32.749	21.1580	19.4174
Fourth (through October 25, 2007)	1.1875	1.1666	117.76	113.93	1.4822	1.4559	32.600	32.501	19.5790	18.9489

The USDCHF Exchange Rate, as calculated by dividing the EURCHF exchange rate by the EURUSD exchange rate, each as reported on Bloomberg page “ECB3” on October 25, 2007, was 1.1672.

The USDJPY Exchange Rate, as calculated by dividing the EURJPY exchange rate by the EURUSD exchange rate, each as reported on Bloomberg page “ECB3” on October 25, 2007, was 114.36.

The USDSGD Exchange Rate, as calculated by dividing the EURSGD exchange rate by the EURUSD exchange rate, each as reported on Bloomberg page “ECB3” on October 25, 2007, was 1.4559.

The USDTWD exchange rate appearing on Bloomberg page “NDFF” on October 25, 2007 was 32.513.

The USDCZK Exchange Rate, as calculated by dividing the EURCZK exchange rate by the EURUSD exchange rate, each as reported on Bloomberg page “ECB3” on October 25, 2007, was 18.9489.

Historical Graphs

The following graphs show the daily values of each of the USDBRL, USDARS, USDINR, USDZAR, USDTRY, USDCHF, USDJPY, USDSGD, USDTWD, and USDCZK exchange rates in the period from January 2, 2002 through

October 24, 2007 using historical data obtained from Bloomberg. Past movements of the relevant exchange rates are not indicative of future values of the Basket Currencies.

BASKET A CURRENCIES

BASKET B CURRENCIES

Hypothetical Maturity Payment Examples

The examples below show the hypothetical maturity payments to be made on an investment of US$1,000 principal amount of Notes based on various Ending Exchange Rates of the Basket Currencies. The following examples of hypothetical maturity payment calculations are based on the following assumptions:

■ Pricing Date: November 20, 2007

■ Issue Date: November 26, 2007

■ Principal amount: US$1,000 per Note

■ Starting Exchange Rate of the USDBRL Exchange Rate: 1.7900

■ Starting Exchange Rate of the USDARS Exchange Rate: 3.1600

■ Starting Exchange Rate of the USDINR Exchange Rate: 39.30

■ Starting Exchange Rate of the USDZAR Exchange Rate: 6.7500

■ Starting Exchange Rate of the USDTRY Exchange Rate: 1.2100

■ Starting Exchange Rate of the USDCHF Exchange Rate: 1.1800

■ Starting Exchange Rate of the USDJPY Exchange Rate: 117.00

■ Starting Exchange Rate of the USDSGD Exchange Rate: 1.4600

■ Starting Exchange Rate of the USDTWD Exchange Rate: 32.500

■ Starting Exchange Rate of the USDCZK Exchange Rate: 19.3000

■ If the Currency Basket A Return minus the Currency Basket B Return (expressed as a percentage) is greater than 21%, the Supplemental Return Amount will equal the product of (i) US$1,000 and (ii) the Currency Basket A Return minus the Currency Basket B Return (expressed as a percentage).

■ If the Currency Basket A Return minus the Currency Basket B Return (expressed as a percentage) is greater than or equal to zero but less than or equal to 21%, the Supplemental Return Amount will equal the product of (i) US$1,000 and (ii) 21%.

■ If the Currency Basket A Return minus the Currency Basket B Return (expressed as a percentage) is less than zero, the Supplemental Return Amount will equal zero.

■ Principal Protection at Maturity: 97% (US$970 per Note)

■ Maturity Date: November 26, 2008

■ The Notes are purchased on the Issue Date and are held through the Maturity Date.

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual maturity payment will depend on the actual Basket Return Amount which, in turn, will depend on the actual Starting Exchange Rate and Ending Exchange Rate of each Basket Currency and the calculation formula of the Supplemental Return Amount.

	— Hypothetical Ending Levels (Basket A Currencies) —					— Hypothetical Ending Levels (Basket B Currencies) —
Example	USDBRL	USDARS	USDINR	USDZAR	USDTRY	USDCHF	USDJPY	USDSGD	USDTWD	USDCZK
1	1.7521	3.6210	38.08	6.7358	1.4287	1.2918	96.68	1.4358	24.263	10.1873
2	1.9145	3.5424	38.18	7.1615	1.0770	0.9957	117.28	1.3236	22.884	18.0698
3	1.7586	2.9523	32.85	5.6048	1.4798	0.9676	91.90	0.7555	27.385	27.3455
4	1.6903	2.9614	41.83	6.2557	1.0622	1.3882	90.68	1.0097	36.708	17.1818
5	1.7023	2.5861	42.08	8.0218	1.1397	1.2273	89.66	1.7094	20.271	26.2435
6	1.7854	3.0937	47.89	5.6317	1.4669	1.2531	145.84	1.1257	43.313	20.7530
7	1.5186	2.4429	42.23	8.3595	0.9137	1.3897	127.46	1.3053	25.678	24.6523
8	1.6106	3.8971	46.26	3.6056	1.1533	0.9027	109.87	1.9485	36.920	28.8951
9	2.1111	3.5229	37.15	5.8928	1.1006	1.4128	97.15	1.9860	48.112	22.8264
10	1.4812	2.7866	30.46	8.8280	1.1297	0.9059	115.68	2.1886	46.904	23.1486

Hypothetical Basket A Return(1)	Hypothetical Basket B Return(2)	Hypothetical Difference of Basket A Return and Basket B Return	Hypothetical Supplemental Return Amount(3)	Hypothetical Maturity Payment(4)	Hypothetical Return on the Notes
-5.446%	16.422%	-21.868%	$0.00	$970.00	-3.000%
-2.262%	12.137%	-14.399%	$0.00	$970.00	-3.000%
3.882%	12.352%	-8.470%	$0.00	$970.00	-3.000%
4.991%	6.744%	-1.753%	$0.00	$970.00	-3.000%
0.591%	0.786%	-0.194%	$0.00	$970.00	-3.000%
-4.833%	-9.749%	4.916%	$210.00	$1,180.00	18.000%
6.209%	-4.571%	10.780%	$210.00	$1,180.00	18.000%
4.051%	-13.436%	17.487%	$210.00	$1,180.00	18.000%
-0.442%	-21.020%	20.577%	$210.00	$1,180.00	18.000%
5.483%	-17.962%	23.444%	$234.44	$1,204.44	20.444%

(1) Hypothetical Currency Basket A Return = Sum of	(	Hypothetical Starting Exchange Rate – Hypothetical Ending Exchange Rate	x	Allocation Percentage (20%))
Hypothetical Starting Exchange Rate

for USDBRL, USDARS, USDINR, USDZAR and USDTRY Exchange Rates.

(2) Hypothetical Currency Basket B Return = Sum of	(	Hypothetical Starting Exchange Rate –Hypothetical Ending Exchange Rate	x	Allocation Percentage (20%))
Hypothetical Starting Exchange Rate

for USDCHF, USDJPY, USDSGD, USDTWD and USDCZK Exchange Rates.

(3)	If Hypothetical Currency Basket A Return minus Hypothetical Currency Basket B Return is greater than 21%, Hypothetical Supplemental Return Amount = US$1,000 x (Hypothetical Currency Basket A Return – Hypothetical Currency Basket B Return)

If Hypothetical Currency Basket A Return minus Hypothetical Currency Basket B Return is greater than or equal to 0% but less than or equal to 21%, Hypothetical Supplemental Return Amount = US$1,000 x 21% = US$210

If Hypothetical Currency Basket A Return minus Hypothetical Currency Basket B Return is less than 0%, Hypothetical Supplemental Return Amount = US$0

(4)	Hypothetical Maturity Payment per Note = US$970 + Hypothetical Supplemental Return Amount

Certain U.S. Federal Income Tax Considerations

The following summarizes certain federal income tax considerations for initial U.S. investors that hold the Notes as capital assets.

All investors should refer to the preliminary pricing supplement related to this offering and the accompanying prospectus supplement and prospectus for additional information relating to U.S. federal income tax and should consult their tax advisors to determine the tax consequences particular to their situation.

A cash method U.S. holder generally will not be required to recognize income with respect to the Notes until the maturity of the Notes. Although there are no specific rules that provides for treatment of accrual method U.S. holders, accrual method U.S. holders generally should not be required to recognize income with respect to the Notes prior to the date on which the amount of the contingent payment made with respect to the Notes becomes fixed. Any gain at maturity or upon the sale or other taxable disposition of a Note generally is expected to be treated as ordinary income.

In the case of a holder of the Notes that is not a U.S. person all payments made with respect to the Notes and any gain realized upon the sale or other disposition of the Notes will not be subject to U.S. income or withholding tax, provided that the holder complies with applicable certification requirements (including in general the furnishing of an IRS form W-8 or substitute form) and such payments and gain are not effectively connected with a U.S. trade or business of such holder.

A Note beneficially owned by a non-U.S. holder who at the time of death is neither a resident nor citizen of the U.S. should not be subject to U.S. federal estate taxes.

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Notes as long as either (A)(1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Notes or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the preliminary pricing supplement related to this offering for more information.

Additional Considerations

If any of the relevant exchange rates are not available on Bloomberg page “NDFL, “NDFF,” or “ECB3,” as applicable, or any substitute pages thereto, the Calculation Agent may determine the relevant exchange rates in accordance with the procedures set forth in the pricing supplement related to this offering. You should refer to the section “Description of the Notes — Supplemental Return Amount” in the pricing supplement for more information.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers.

Client accounts over which Citigroup Inc. or its affiliates have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

© 2007 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.